1 Contact: Dave Snyder Constellation Communications 667-218-7700 david.snyder@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION APPOINTS ALAN ARMSTRONG TO BOARD OF DIRECTORS Former Williams CEO and natural gas industry veteran to join Constellation board in 2026 BALTIMORE (Sept. 29, 2025) — Constellation (Nasdaq: CEG) has announced the election of Alan S. Armstrong to its board of directors, effective Jan. 1, 2026. Armstrong is currently executive chairman of the board of directors for Williams, a major U.S. energy infrastructure company that primarily focuses on natural gas gathering, processing and transmission. Armstrong served as the company’s president and CEO for 14 years prior to being named its board chair earlier this year. “Alan brings nearly 40 years of experience at Williams, including more than a decade as CEO, where he led major expansions in energy infrastructure and drove long-term growth and operational excellence,” said Robert J. Lawless, chairman of Constellation. “His deep industry knowledge and leadership will be invaluable as we integrate America’s largest natural gas portfolio into our generation fleet through our deal with Calpine.” “It’s a privilege to join Constellation’s board and support a company dedicated to delivering reliable, clean energy to millions of homes and businesses. I look forward to helping advance Constellation’s mission to enhance America’s energy security and economic strength,” said Armstrong. Prior to being named Williams CEO in 2011, Armstrong led the company’s North American midstream and olefins businesses through a period of growth and expansion as Senior Vice President – Midstream. Previously, he served in a number of operational and commercial roles in various business units at Williams. He joined the company in 1986 as an engineer. A respected industry leader, Armstrong currently serves as chair of the National Petroleum Council and is a founding member of Natural Allies for a Clean Energy Future.

2 He also serves as board member for BOK Financial Corp. Armstrong earned his bachelor’s degree in civil engineering from the University of Oklahoma where he currently serves as chair of The University of Oklahoma Foundation For more information on Constellation’s board of directors, please visit constellationenergy.com. # # #